Exhibit 99.1

Investor Contact:

Darrow Associates, Inc.

Jim Fanucchi, (408) 404-5400

ir@gigoptix.com

GigOptix Proposes to Acquire GSI Technology for $6.50 Per Share

Transaction Valued at Approximately $161 Million in Cash, Stock and Special Dividend

Premium Approximately 32% to Current Trading Price

Combination to Create Leading High Speed Communication Semiconductor Company

While Providing Superior Value to Shareholders and

Stronger Customer Offerings

SAN JOSE, Calif. – August 19, 2014 – GigOptix, Inc. (NYSE MKT: GIG) a leading supplier of advanced high speed semiconductor components for use in long-haul, metro, Cloud connectivity, data centers, consumer electronics links and interactive applications, through optical and wireless communications networks, today announced that it is proposing to acquire all of the outstanding shares of GSI Technology, Inc. (NASDAQ: GSIT) for per share consideration of $6.50, consisting of (i) $2.00 per share in cash, (ii) GigOptix common stock worth $1.33 based upon the volume-weighted average price of GigOptix’s common stock for the three trading days ending one day prior to the closing of the combination and (iii) a special dividend of $3.17 per share in cash payable by GSI Technology. The offer has a combined value of approximately $6.50 in the aggregate and represents about a 32% premium above the closing price of GSI Technology common stock on August 18, 2014. On a preliminary basis and subject to confirmatory due-diligence, GigOptix believes that the combination, which would have generated approximately $86 million in sales based on the reported revenue results over the most recent trailing twelve months for each company, would be immediately accretive on an Adjusted EBITDA basis.

“We have great respect for GSI Technology, and together, we can create a world-class high-speed communication semiconductor business,” said Dr. Avi Katz, Chairman and Chief Executive Officer of GigOptix, Inc. “We believe our combination will deliver superior value to our respective shareholders, as it will strengthen the value proposition that we provide to our mutual customers becoming a major lead supplier of semiconductor devices for the new era of high-speed core, metro and cloud connectivity infrastructure markets. With the combination, GSI Technology’s shareholders, as new shareholders in GigOptix, would not only achieve a significant realization event, but would also be able to share in the growth of the combined company.”

GigOptix believes this proposed combination would receive all necessary regulatory approvals and expects that the proposed transaction would be completed in the fourth quarter of calendar 2014.

GigOptix is committed to working closely with GSI Technology’s management and its board of directors as they, along with GSI Technology’s shareholders, evaluate this compelling proposal.

GigOptix has received a commitment letter from Opus Bank to fully debt finance the cash portion of the consideration paid by GigOptix. A copy of the letter was provided to GSI Technology’s management and board of directors.

GigOptix’s proposal is subject to the negotiation of a definitive merger agreement, and receipt of necessary board, stockholder and regulatory approvals, as well as completion of a due diligence review of GSI Technology. GigOptix would also require the approval of its stockholders to increase its available common stock and approve the issuance of shares in connection with the transaction.

Crowell & Moring LLP is acting as legal counsel to GigOptix and Opus Bank is acting as financial advisors.

Below is the text of the letter that GigOptix sent to GSI Technology’s board of directors:

August 18, 2014

Board of Directors

GSI Technology, Inc.

1213 Elko Drive

Sunnyvale, CA 94089

Attention: Lee-Lean Shu, President, Chief Executive Officer and Chairman of the Board

Dear Members of the Board:

I am writing on behalf of the Board of Directors of GigOptix, Inc. to make a proposal for a business combination of GigOptix and GSI Technology. We believe that our proposal represents a compelling value realization event for your shareholders. Our board of directors and management have great respect for GSI Technology, including its business, operations, management, employees and nearly 20-year history. GSI Technology and GigOptix, both being small publicly traded companies, share a strong commitment to providing high-end products and services to our customers. By providing an offering of both your high performance memory products for networking and telecommunications equipment and our high speed communications components, we would further enhance our collective product and service offerings, allowing us to strengthen the value proposition that we provide to our customers through a wider range of companion and complementary products and more effectively challenge against our respective competitors.

Under our proposal, GigOptix would acquire all of the outstanding shares of GSI Technology common stock for per share consideration of $6.50 consisting of (i) $2.00 per share to be paid by GigOptix in cash at the closing of the combination: (ii) such number of shares of GigOptix common stock worth $1.33 based upon the volume-weighted average price of GigOptix’ common stock for the three trading days ending one day prior to the closing of the combination; (iii) and a special dividend of $3.17 per share in cash payable by GSI Technology, and conditioned upon the closing of the combination. Upon consummation of our proposed transaction, which we expect would be completed in the fourth quarter of 2014, GSI Technology shareholders and vested option holders would own approximately 45% of the combined company.

Our proposal represents about a 32% premium above the closing price of GSI Technology’s common stock of $4.94 on August 18, 2014. Furthermore, our proposal represents a 12% premium above the closing price of GSI Technology’s common stock of $5.80 on July 8, 2014, the day before GSI Technology announced the commencement of the modified Dutch auction self-tender offer. In addition, we note that in the self-tender, GSI Technology accepted for purchase approximately 3.85 million shares of its common stock, or 14% of the outstanding common stock, at $6.50 per share, on par with our offer price. Moreover, approximately 10.5 million shares were tendered, representing in excess of 38% of the shares outstanding prior to the commencement of the Dutch auction. We believe this enthusiasm amongst your shareholders for liquidity, along with our significant premium, provides a compelling reason for your board to move forward with the combination of our companies.

As you are aware, GigOptix is a leading fabless supplier of high speed semiconductor components that enable end-to-end information streaming over optical and wireless networks. Our products address long haul and metro telecommunications applications as well as emerging high-growth opportunities for Cloud and datacenter connectivity, storage-farms connectivity, interactive applications for consumer electronics, high-speed optical and wireless networks, and the industrial, defense and avionics industries. Our business is unique as it is made up of both RF and ASIC technologies products serving the high-speed telecom, datacom, storage and consumers optical and wireless communication markets, as well as the Mil/Aero, testing and medical industrial markets.

Through our high-speed communication products we offer a broad portfolio of high performance optical and wireless components to telecommunications (telecom) and data communications (datacom) customers, including (i) mixed signal radio frequency integrated circuits (RFIC), including 10 to 400 gigabit per second (Gbps) laser and optical drivers and trans-impedance amplifiers (TIA) for telecom, datacom, and consumer electronic fiber-optic applications; (ii) power amplifiers and transceivers for microwave and millimeter monolithic microwave integrated circuit (MMIC) wireless applications including 50 to 60 GHz, 71 to 76 Ghz and 81 to 83 Ghz power amplifiers and transceiver chips; and (iii) integrated systems in a package (SIP) solutions for both fiber-optic and wireless applications. This product line also partners with key customers on development projects that generate engineering project revenue and help to position us for future product revenues with these key customers.

Through our industrial products we offer a wide range of digital and mixed-signal application specific integrated circuit (ASIC) solutions for industrial, military, avionics, medical and communications markets. The Industrial product line partners with ASIC customers on development projects that generate engineering project revenue and which generally lead to future product revenues with these ASIC customers.

We focus on the specification, design, development and sale of analog semiconductor integrated circuits (ICs), multi-chip module (MCM) solutions, and digital and mixed signal ASICs, as well as wireless communications MMICs and modules. We are rapidly becoming an industry leader in the fast growing market for electronic solutions that enable high-bandwidth optical connections found in telecom, datacom and storage systems, as well as in consumer electronics and computing systems.

Since inception in July 2007, we have expanded our customer base with the acquisition and integration of six businesses with complementary products and customers. In so doing, we have expanded our product line from a few leading 10Gbps ultra-long haul optical drivers at our inception to a line of products today that include: drivers, receivers and TIAs for 10 to 400Gbps optical applications; power amplifiers for various RF applications including wireless and GNSS; and custom ASICs spanning 40nm to 0.6um technology nodes. Our direct sales force is based in three countries and is supported by a significant number of channel representatives and distributors that sell our products throughout North America, Europe, Japan and Asia. We also earlier this year incepted a joint venture in Campinas, Brazil, called BrPhotonics Produtos Optoeletrônicos LTDA, in 49:51% ownership with Fundação CPqD – Centro De Pesquisa e Desenvolvimento em Telecomunicações (CPqD). CPqD is the largest optical Brazilian Federal research and development institute focused on innovation in information and communication technologies. By partnering with CPqD to launch BrPhotonics, we have enhanced our businesses in Brazil, and obtained direct access to an extremely attractive and rich set of technologies, intellectual property and skills in CPqD addressing various COMS devices such as DSP and Silicon-Photonics advanced technologies and devices.

We believe there would be significant synergies in combining our companies, and with the combination, GSI Technology’s shareholders, as new shareholders in GigOptix, would not only achieve a significant realization event, but would also be able to share in the growth of the combined company.

We believe that a combined company would be able to provide an attractive, diverse product portfolio integrated approach to our respective major customers, including Alcatel-Lucent, Cisco Systems, Huawei Technologies and other telecom and datacom customers that would be able to deliver better value to our customers while driving more revenue to the combined operations.

We would value the opportunity to discuss with you how to optimize the integration of our respective businesses to create a leading company with exceptional capabilities. You should also be aware that we intend to offer attractive retention packages to your engineers and employees.

We have dedicated considerable time and resources to an analysis of this potential transaction and are confident that the combination will receive all necessary regulatory approvals. We look forward to discussing this with you. Our outside counsel is available to meet with your counsel at their earliest convenience.

We are aware of your ongoing litigation with Cypress Semiconductor Company, the expense that you have incurred engaging in the litigation and the potentially negative impact on your net revenues which you have reported that the uncertainty regarding the outcome of this litigation may have had. We have ourselves experienced over the last two years significant litigations with two major US corporations, which we have brought to settled resolutions. While during the course of our confirmatory due diligence we would want to better understand your litigation, we are hopeful that upon consummation of a transaction, we would be able to work towards bringing it to a successful conclusion, adding value and confidence to your current shareholders.

Our proposal is subject to the negotiation of a definitive merger agreement, and receipt of necessary board, stockholder and regulatory approvals, as well as conducting certain limited confirmatory due diligence. We would also require the approval of our shareholders to increase our available common stock and to approve the issuance of shares in connection with the merger. We have received a commitment letter from Opus Bank to fully finance the cash portion of the consideration which we would be paying. A copy of the commitment letter is attached to this letter as Exhibit A.

In addition, because a portion of the aggregate merger consideration would consist of GigOptix common stock, we would provide GSI Technology the opportunity to conduct appropriate limited due diligence with respect to GigOptix.

In light of the significance of this proposal to your shareholders and ours, as well as the potential for selective disclosures, our intention is to publicly release the text of this letter early in the morning of Tuesday, August 19.

Due to the importance of these discussions and the value represented by our proposal, we expect the board of GSI Technology to engage in a full review of our proposal. My team and I would be happy to make ourselves available to meet with you and your board at your earliest convenience.

This letter does not create or constitute any legally binding obligation, liability or commitment by us regarding the proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed by GigOptix and GSI Technology.

We believe that time is of the essence, and are prepared to move forward expeditiously by committing all necessary resources to promptly complete a transaction. We have engaged Opus Bank as financial advisors and Crowell & Moring, LLP as legal counsel to advise us in this transaction. We, our advisors and counsel are ready to meet with you and your advisors at any time to discuss this offer and answer any questions that you or they may have about our offer.

We believe this proposal represents a unique opportunity to create significant value for GSI Technology’s shareholders and employees, and the combined company will be better positioned to provide an enhanced value proposition to customers and shareholders. We hope that you and your Board share our enthusiasm, and we look forward to a favorable reply.

Very truly yours,

/s/ Dr. Avi Katz

Dr. Avi Katz

Co-Founder, CEO & President

Chairman of the Board of Directors

GigOptix, Inc. (NYSE MKT: GIG)

About GigOptix, Inc.

GigOptix is a leading fabless supplier of high speed semiconductor components that enable end-to-end information streaming over optical and wireless networks. The products address long haul and metro telecom applications as well as emerging high-growth opportunities for Cloud and data centers connectivity, and interactive applications for consumer electronics. GigOptix offers a unique broad portfolio of drivers and TIAs for 40Gbps, 100Gbps and 400Gbps fiber-optic telecommunications and data-communications networks, and high performance MMIC solutions that enable next generation wireless microwave systems up to 90GHz. GigOptix also offers a wide range of digital and mixed-signal ASIC solutions in a wide range of technology geometries from 28nm to 0.6um, and enables a complete product life cycle support from swift introduction of new product to extension of legacy products.

Important Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This material is not a substitute for the prospectus/proxy statement GigOptix and GSI Technology would file with the Securities and Exchange Commission (“SEC”) if an agreement between GigOptix and GSI Technology is reached or any other documents which GigOptix may send to shareholders in connection with the proposed transaction. Investors are urged to read any such documents, when available, because they will contain important information. Such documents would be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to GigOptix, 130 Baytech Drive, San Jose, California 95134, Attention: Curt Sacks or by e-mail at csacks@gigoptix.com.

GigOptix and its directors, executive officers and other employees may be deemed to be participants in any solicitation of GigOptix or GSI Technology shareholders in connection with the proposed transaction. Information about GigOptix’ directors and executive officers is available in GigOptix’ Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on Mar. 18, 2014, and its proxy statement for its 2013 annual meeting of shareholders, which was filed with the SEC on Oct. 11, 2013. Additional information about the interests of potential participants will be included in any proxy statement filed in connection with the proposed transaction.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the bringing of products to market with full documentation. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding growth, opportunities, continued traction, contracts and improvements.

Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: the ability to consummate a transaction with GSI Technology, including, GigOptix and GSI Technology may not enter into any definitive agreement with respect to the proposed transaction or required regulatory approvals may not be obtained in a timely manner, if at all; if a transaction is consummated, the ability to realize the anticipated benefits of the proposed transaction, the ability to successfully integrate the two companies, or that the integration of GSI Technology’s operations with GigOptix may be materially delayed or may be more costly or difficult than expected; that the proposed transaction would materially increase leverage and debt service obligations, including the effect of certain covenants in any new borrowing agreements; the ability to extend product offerings into new areas or products, the ability to move product sales to production levels, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets or of recently acquired or produced product offerings, including bundled product solutions, the ability to improve productivity, and to do so in an efficient manner, the ability to resolve litigation matters, and the ability to pursue and attract other merger and acquisition opportunities.

Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the Company’s filings with the SEC, and in the Company’s other current and periodic reports filed or furnished from time to time with the SEC.

All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

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